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                                                                      EXHIBIT 99


Information provided by the Company from time to time may contain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties including, but not limited to, those discussed below, which could cause actual results to differ materially from those projected in the forward-looking statement.

1. The Company's business is labor intensive and is affected by the availability of qualified personnel and the cost of labor. United States labor market contractions caused by high economic growth or other factors may increase the Company's direct costs through higher wages and increased amounts of unbilled overtime. Employee turnover can result in increased recruiting, screening and training costs and affect the quality of service performed by the Company. In addition, the Company's customer agreements typically allow for billing rate adjustments based on law changes, rulings or collective bargaining agreements that increase the Company's wage rates. However, competitive pricing conditions in the industry may constrain the Company's ability to increase its billing rates to cover such increased costs.

2. The Company continues to remain responsible for certain liabilities of businesses that the Company has discontinued or disposed of in prior years. These liabilities consist primarily of environmental liabilities and indemnity obligations under contracts for sale of businesses. Although the Company believes that any liabilities with respect to the discontinued operations (including any potential environmental liabilities) will not have a material adverse effect on its financial position or operating results, no assurance can be given as to the ultimate outcome with respect to such liabilities.

3. Due to the nature of the Company's security services business, its operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. Changes in such laws, regulations and licensing requirements may constrain the Company's ability to provide services to customers or increase the costs of such services. Competitive pricing conditions in the industry may constrain the Company's ability to adjust its billing rates to reflect such increased costs.

4. The nature of the Company's services potentially exposes it to greater risks of liability for employee acts, injuries (including worker's compensation claims) or omissions that may be imposed by other service businesses. The Company carries insurance of various types, including worker's compensation, automobile and general liability coverage. These policies include deductibles per occurrence for which the Company is self-insured. While the Company seeks to maintain appropriate levels of insurance, there can be no assurance the Company will avoid significant future catastrophic claims or adverse publicity related thereto. There can be no assurance that the Company's insurance will be adequate to cover the Company's liabilities or that such insurance coverage will remain at acceptable costs. A successful claim brought against the Company for which the coverage is denied or which is in excess of its insurance coverage could have a material, adverse effect on the Company's business, financial condition and results of operations.
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5.   The Company intends to grow by pursuing acquisitions when attractive opportunities arise. However, there can be no assurance that the Company will complete acquisitions at favorable prices, that such acquisitions will be fully integrated into the Company's existing operations or that such acquisitions will not be dilutive to earnings. In addition, the need to focus management's attention on integration of acquired businesses may limit the Company's ability to pursue other opportunities related to the business.

6. The protective services industry generally is highly fragmented and very competitive. The Company competes in a business environment with low barriers to entry. Consequently, the Company's business is subject to additional competition. Some of the Company's competitors are materially larger than the Company and have greater financial and other resources available to them.

7. The Company's Year 2000 analysis and disclosure contains "forward looking" statements about matters that are inherently difficult to predict. Such statements include statements regarding the intent, opinion and current expectations of the Company and its management. Such "forward looking" statements involve risks and uncertainties that may affect future developments, such as, the inability to deal with a Year 2000 issue due to a problem arising on the part of a third party or vendor. While the Company believes it has implemented methodologies to address the Year 2000 issue so that it should not materially affect its financial position, future operating results or cash flows, no assurance can be given with respect to the ultimate outcome.